                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-7(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              Bernard Chaus, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


         ----------------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:


         ----------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         ----------------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:


         ----------------------------------------------------------------------

         5) Total fee paid:


         ----------------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                              BERNARD CHAUS, INC.

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           -------------------------


         The Annual Meeting of Stockholders of Bernard Chaus, Inc., a New York corporation (the "Company"), will be held on November 17, 1998 at 2:30 p.m. at Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, mezzanine level, for the following purposes:

         1. To elect five directors of the Company to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified.

         2. To ratify the appointment of Deloitte & Touche LLP as auditors of the Company to serve for the fiscal year ending June 30, 1999.

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Stockholders of record at the close of business on October 14, 1998 are entitled to notice of and will be entitled to vote at the meeting.

         YOU ARE REQUESTED TO FILL IN, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                            By Order of the Board of Directors,

                                                     Stuart S. Levy
                                                     Secretary

New York, New York
October 22, 1998



-------------------------------------------------------------------------------
IMPORTANT: Please sign, date and return your proxy card in the self-addressed, stamped envelope enclosed for your convenience. No postage is required if mailed within the United States.
-------------------------------------------------------------------------------

                              BERNARD CHAUS, INC.

                           -------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 17, 1998

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bernard Chaus, Inc., a New York corporation (the "Company"), to be used at the Annual Meeting of Stockholders which will be held on November 17, 1998 at 2:30 p.m. at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, mezzanine level, and any adjournments or postponements thereof.

         Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company or by revocation in person at the meeting; unless so revoked, the shares represented by proxies will be voted at the meeting in accordance with the directions given therein. If no directions are given, proxies will be voted (i) FOR the election of the nominees named below under the caption "Election of Directors-Nominees for Election", (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as auditors for the Company's fiscal year ending June 30, 1999, and (iii) in the discretion of the proxies named on the proxy card with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

         The principal executive offices of the Company are located at 1410 Broadway, New York, New York 10018. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was October 22, 1998.

           Stockholders of record at the close of business on October 14, 1998 are entitled to notice of and will be entitled to vote at the meeting. On October 14, 1998, there were outstanding 27,115,907 shares of the Common Stock of the Company. Each share of Common Stock is entitled to one vote.

                               VOTING PROCEDURES

         Under the New York Business Corporation Law (the "BCL") and the Company's By-Laws, the presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the Annual Meeting constitute a quorum. Once a quorum of the stockholders is established, under the BCL and the Company's By-Laws, the directors standing for election must be elected by a plurality of the votes cast. Any other action to be taken must be approved by a majority of the votes cast. For voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table represents information with respect to the persons who are known to the Company to be the beneficial owners of more than five percent of the common stock, $.01 par value ("Common Stock"), of the Company as of September 30, 1998.

                                             AMOUNT
          NAME AND ADDRESS OF             BENEFICIALLY          PERCENT
           BENEFICIAL OWNER                   OWNED             OF CLASS
           ----------------                   -----             --------
Josephine Chaus (1)....................   18,848,415(2)          69.5%
1410 Broadway
New York, NY  10018

-----------

(1) All shares listed are owned of record and beneficially, with sole investment and voting power, except that, with respect to 72,936 shares included in such amount, Josephine Chaus shares power to vote and dispose of such shares with Daniel Rosenbloom which are held by them as co-trustees for her children.

(2) Because of her stock ownership and positions with the Company, Josephine Chaus may be deemed a control person of the Company.

         The following table presents information as of September 30, 1998 with respect to the number of shares of Common Stock beneficially owned by each of the current directors of the Company and each Named Executive Officer (as defined herein), other than Josephine Chaus whose ownership is shown in the table above, and all of the directors and executive officers of the Company as a group. The information below stating amounts beneficially owned and percent of class owned includes options exercisable within 60 days.


                                              AMOUNT BENEFICIALLY     PERCENT
                        NAME                       OWNED(1)           OF CLASS
                        ----                       --------           --------
DIRECTORS:

Philip G. Barach (2).........................        5,237               *

Andrew Grossman..............................     712,576 (3)          2.6 3%

S. Lee Kling (4).............................       15,665               *

Harvey M. Krueger (5)........................       13,493               *

NAMED EXECUTIVE OFFICERS:

Barton Heminover (6).........................        1,500               *

All directors and executive officers as a
group (6 persons)............................   19,596,886 (7)       72.27% (7)

-----------------------
* Less than one percent.

(1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting and investment power with respect to the securities listed as owned by them.
(2) Includes options to purchase 1,000 shares of Common Stock granted under the Bernard Chaus, Inc. 1998 Stock Option Plan, as amended (the "Stock Option Plan"). Excludes options to purchase 15,000 shares of Common Stock granted under the Stock Option Plan.
(3) Includes options to purchase 687,569 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 687,568 shares of Common Stock granted under the Stock Option Plan.
(4) Includes options to purchase 2,000 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 15,000 shares of Common Stock granted under the Stock Option Plan.
(5) Includes options to purchase 5,000 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 15,000 shares of Common Stock granted under the Stock Option Plan.
(6) Includes options to purchase 1,500 shares of Common Stock granted under the Stock Option Plan. Excludes options to purchase 44,908 shares of Common Stock granted under the Stock Option Plan.
(7) Includes beneficial ownership of Josephine Chaus; also includes options to purchase an aggregate of 697,069 shares of Common Stock granted under the Stock Option Plan.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     Five directors will be elected at the meeting to serve until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

     EACH PROXY RECEIVED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNLESS OTHERWISE SPECIFIED IN THE PROXY. Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common Stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to approve the election of these nominees. Josephine Chaus has advised the Company that she intends to vote all of her shares in favor of such election.

     At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. Except as indicated below, there are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

     The following table sets forth certain information with respect to the nominees for director:



               NAME OF NOMINEE            AGE        DIRECTOR SINCE
               ---------------            ---        --------------

Josephine Chaus.........................  47              1977

Andrew Grossman.........................  39              1994

S. Lee Kling............................  69              1989

Harvey M. Krueger.......................  69              1992

Philip G. Barach........................  68              1993


     Josephine Chaus has been an employee of the Company in various capacities since its inception. She has been a director of the Company since 1977, President from 1980 to February 1993, Chief Executive Officer from 1991 through September 1994, Chairwoman of the Board since 1991 and member of the Office of the Chairman since September 1994. Members of the two-person Office of the Chairman preside at all meetings of stockholders and the Board of Directors of the Company, make such reports concerning the Company as the Board of Directors shall direct, and have such other powers and perform such other duties as are from time to time assigned to them by the Board of Directors. In addition, the Chief Executive Officer reports to both members of the Office of the Chairman (except in the case of a Chief Executive Officer who also is a member of the Office of the Chairman, as is the case with Mr. Grossman, in which event the Chief Executive Officer reports to the other member of the Office of the Chairman).

     Andrew Grossman was appointed a director of the Company on September 13, 1994. He has been employed by the Company as its Chief Executive Officer and member of the Office of the Chairman (for a description of the role and responsibilities of the Office of the Chairman, see "- Josephine Chaus" above) since September 28, 1994, pursuant to an employment agreement. The agreement provides that Mr.

Grossman shall (a) be nominated to serve as a director of the Company without additional compensation during each year of the term of his employment agreement, (b) serve as the Chief Executive Officer and a member of the Office of the Chairman of the Company, which office also consists of Josephine Chaus and (c) upon expiration of the term of the agreement, resign as a director of the Company. In connection with the execution of Mr. Grossman's employment agreement, Josephine Chaus agreed to vote all her shares of Common Stock at each annual meeting of stockholders held during the term of the agreement in favor of his re-election to the Board of Directors of the Company. The term of the agreement extends until September 1, 2000, although the Company may elect to extend the term to September 1, 2004 by giving notice to Mr. Grossman on or before March 1, 2000. See "Executive Compensation--Employment Arrangements." Prior to September 1994, Mr. Grossman was President from 1991 to 1994 and Executive Vice President from 1990 to 1991 of Jones Apparel Group, a manufacturer of women's apparel, and Vice President of Merchandising for Jones New York from 1987 through 1990. Prior to joining Jones, Mr. Grossman was employed by Willi Wear Ltd., Herbert Grossman Enterprises, the Ralph Lauren Womens Wear division of Bidermann Industries, Inc. and the Evan Picone division of Palm Beach Inc.

     S. Lee Kling was elected a director of the Company on February 22, 1989. He has served since 1991 as Chairman of the Board of Kling Rechter & Company, a merchant banking company which works in partnership with First Chicago Equity Capital Corp. and serves as Vice Chairman of Willis Corroon Corp. of Missouri ("Willis Corroon"). See "Certain Transactions." Mr. Kling served as Chairman of the Board of Landmark Bancshares Corporation, a bank holding company in St. Louis, Missouri until December 1991 when the company merged with Magna Group, Inc. He had served in such capacity with Landmark since 1974 and had also served as Chief Executive Officer of Landmark from 1974 through October 1990 except for the period from May 1978 to January 1979 when he served as Assistant Special Counselor on Inflation for the White House and Deputy for Ambassador Robert S. Strauss. Mr. Kling serves on the Boards of Directors of Magna Group, Inc., a multi-bank holding company; Lewis Galoob Toys, Inc., a toy manufacturer; E-Systems, Inc., an electronic equipment manufacturer; Falcon Products, Co., a furniture and fixtures manufacturer; Top Air Manufacturing Inc., a manufacturer of agricultural equipment; National Beverage Corp., a beverage manufacturer and Hanover Direct, Inc., a catalog and mail order company.

     Harvey M. Krueger was appointed a director of the Company on January 2, 1992. He has been a Senior Managing Director of Lehman Brothers, Inc. ("Lehman Brothers"), an investment banking firm, since May 1984. See "Certain Transactions." From December 1977 to May 1984, he was Managing Director of Lehman Brothers Kuhn Loeb, Inc. From 1965 to 1977, he was a Partner of Kuhn Loeb & Co. and in 1977, he served as President and Chief Executive Officer of Kuhn Loeb & Co.

     Philip G. Barach was appointed a director of the Company on November 26, 1993. He was, from July 1968 to March 1990 the Chief Executive Officer of U.S. Shoe Corp., a shoe manufacturer. In addition, Mr. Barach served as Chairman of the board of directors of U.S. Shoe Corp. from March 1990 to March 1993. Mr. Barach currently serves as a director of Union Central Life Insurance Company, an insurance carrier, and serves as a director of Glimcher Real Estate Investment Trust, a real estate company, and R.G. Barry, a manufacturer of thermal comfort products, both of which are public companies.

     The Board of Directors of the Company has standing Audit and Compensation Committees. Messrs. Barach, Kling and Krueger are members of the Audit Committee and served as members of the Audit Committee during fiscal 1998 and are members of the Compensation Committee and served as members of the Compensation Committee during fiscal 1998. None of Messrs. Kling, Krueger or Barach is an employee of the Company. The Company does not have a standing Nominating Committee.

     The Compensation Committee is charged by the Board of Directors with administering, reviewing and recommending changes in the Company's incentive compensation plans for its executives and submitting such plans to the Board of Directors for approval, allocating bonuses, determining the individuals to whom stock options are to be granted, the number of shares subject to grant and the terms of such operations, and recommending to the Board any changes in the compensation of any employee of the Company whose annual compensation exceeds $150,000. The Compensation Committee met on five occasions during fiscal 1998.

     The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time and is charged with recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing the audit plan with the auditors, reviewing the results of the audit with the officers of the Company and its auditors and reviewing with the officers and internal auditors of the Company the scope and nature of the Company's internal auditing system. The Audit Committee met on five occasions during fiscal 1998.

     During fiscal 1998, the Board of Directors of the Company met on five occasions. While serving as a director, each of the directors attended at least 75% of the meetings of the Board of Directors and of the meetings held by all committees of the Board on which he or she served during fiscal 1998.

COMPLIANCE WITH SECTION 16(A) OF SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers and persons who own beneficially more than ten percent of the Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Officers, directors and persons owning more than ten percent of the Common Stock are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company, the Company believes that during fiscal 1998, all
Section 16(a) filing requirements applicable to its officers, directors and persons owning beneficially more than ten percent of the Common Stock were complied with, except that the following persons filed late reports during fiscal 1998:

     Andrew Grossman inadvertently filed one late Form 4 relating to the acquisition of one subscription right in the Company's January 1998 rights offering and the exercise of such right into seven shares of Common Stock.

     Philip Barach inadvertently filed one late Form 4 relating to the acquisition of 500 subscription rights in the Company's January 1998 rights offering and the exercise of such rights into 3,737 shares of Common Stock and one late Form 5 relating to the February 1998 cancellation and regrant of stock options to purchase 1,000 shares of Common Stock and the grant of stock options to purchase 10,000 shares of Common Stock.

     Lynn Buechner inadvertently filed one late Form 3 at a time when she owned no securities in the Company.

     Barton Heminover inadvertently filed one late Form 5 relating to the February 1998 cancellation and regrant of stock options to purchase 3,000 shares of Common Stock and the grant of stock options to purchase 43,408 shares of Common Stock.

     S. Lee Kling inadvertently filed one late Form 5 relating to the February 1998 cancellation and regrant of stock options to purchase 2,000 shares of Common Stock and the grant of stock options to purchase 10,000 shares of Common Stock.

     Harvey Krueger inadvertently filed one late Form 5 relating to the February 1998 cancellation and regrant of stock options to purchase 5,000 shares of Common Stock and the grant of stock options to purchase 10,000 shares of Common Stock.

     Judith Leech inadvertently filed one late Form 4 relating to the acquisition of 333 subscription rights in the Company's January 1998 rights offering and the exercise of such rights into 1,821 shares of Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation paid or accrued by the Company for fiscal 1998, fiscal 1997 and fiscal 1996 with respect to (a) Josephine Chaus, a member of the Office of the Chairman, (b) Andrew Grossman, the Company's Chief Executive Officer and a member of the Office of the Chairman and (c) the other most highly compensated executive officer of the Company whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"), for services rendered by such persons in all capacities to the Company.


                                                       ANNUAL                          LONG TERM
                                                    COMPENSATION                      COMPENSATION
                                        ------------------------------------          ------------
                                                                                        NUMBER OF
                                                                                       SECURITIES
NAME AND PRINCIPAL POSITION                                                            UNDERLYING           ALL OTHER
HELD DURING FISCAL 1998                  YEAR          SALARY          BONUS             OPTIONS          COMPENSATION
-----------------------------           ------         ------          -----             --------         ------------
Andrew Grossman
     Chief Executive Officer and        1998            $1,000,000    $215,550         1,375,137            $ 2,782(1)
     Member, Office of the Chairman     1997            $1,000,000       --                --               $ 3,014(1)
                                        1996            $1,000,000       --              150,000            $11,097(1)
Josephine Chaus
     Chairwoman of the Board and        1998            $  390,000       --                --                  --
     Member, Office of the Chairman     1997            $  390,000       --                --                  --
                                        1996            $  390,000       --                --                  --
Barton Heminover
     Vice President - Corporate         1998            $  135,000       --               46,408(3)         $ 2,700(4)
     Controller and Assistant Secretary 1997            $  129,808       --                3,000                --
                                        1996                 --(2)       --                --                   --


(1)      Consists of health insurance premiums paid by the Company.
(2)      Mr. Heminover's employment with the Company commenced in July 1996.
(3) Includes options to purchase 3,000 shares of Common Stock issued upon cancellation of options to purchase 3,000 shares of Common Stock granted during fiscal 1997.
(4)      Consists of 401(k) plan matching contribution paid by the Company.

OPTION GRANTS TABLE

     The following table sets forth information with respect to the Named Executive Officers concerning the grant of stock options during the fiscal year ended June 30, 1998. The Company did not have during such fiscal year, and currently does not have, any plans providing for the grant of stock appreciation rights.

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL RATES
                                                                                                   OF STOCK PRICE
                                                                                                  APPRECIATION FOR
                                          INDIVIDUAL GRANTS                                        OPTION TERM(2)
                            -----------------------------------------------------------    ------------------------------
                                             % OF TOTAL
                            SECURITIES         OPTIONS
                            UNDERLYING       GRANTED TO
                             OPTIONS          EMPLOYEES       EXERCISE
                             GRANTED             IN           OR BASE        EXPIRATION
          NAME                (#)(1)         FISCAL YEAR       PRICE            DATE              5%             10%
          ----               --------        -----------      -------          ------      ---------------- -------------
Andrew Grossman             1,375,137          53.33%          $3.11         2/22/2008        $2,689,579       $6,815,920
Josephine Chaus                 --               --              --              --               --               --
Barton Heminover              46,408            1.80%          $3.11            (3)            $90,768          $230,023

(1)  All options were granted under the Stock Option Plan.
(2) Potential pre-tax realizable value is based on the assumption that the stock appreciates from the market value on the date of grant at the annual rates of appreciation shown on the table over the option term (ten years). This is a theoretical value. The actual realized value depends upon the market value of the Company's stock at the exercise date.
(3) Options to purchase 43,408 shares of Common Stock expire on February 22, 2008; options to purchase 3,000 shares of Common Stock expire on July 17, 2006.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table provides information with respect to the exercise of stock options during fiscal 1998 by the Named Executive Officers and the value of unexercised options at fiscal year end.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                            NUMBER OF           NUMBER OF           VALUE OF           VALUE OF
                                                            SECURITIES         SECURITIES         UNEXERCISED        UNEXERCISED
                                                            UNDERLYING         UNDERLYING         IN-THE-MONEY       IN-THE-MONEY
                                                           UNEXERCISED         UNEXERCISED         OPTIONS AT         OPTIONS AT
                                                            OPTIONS AT         OPTIONS AT           JUNE 30,           JUNE 30,
                              SHARES                      JUNE 30, 1998       JUNE 30, 1998         1998(1)            1998(1)
                             ACQUIRED        VALUE        -------------       -------------        ---------           -------
          NAME              ON EXERCISE     REALIZED       EXERCISABLE        UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
-------------------------   -----------     --------       -----------        -------------       -----------       -------------
Andrew Grossman                 --             --             687,569             687,568              --                 --
Josephine Chaus                 --             --                --                 --                 --                 --
Barton Heminover                --             --                 750              45,658              --                 --

(1) The value is based on the excess of the market price of the Company's Common Stock at the end of fiscal 1998 over the option price of the unexercised options.


EMPLOYMENT ARRANGEMENTS

     Andrew Grossman. On September 1, 1994, the Company entered into a five-year employment agreement with Andrew Grossman, Chief Executive Officer and Member of the Office of the Chairman of the Company, with an option to extend the term of Mr. Grossman's agreement for an additional five years. On September 13, 1995, the Company exercised the option to extend his employment agreement. The Company paid Mr. Grossman a sign-on bonus of $6.2 million, portions of which must be paid back to the Company if Mr. Grossman's employment is terminated for cause (as defined in the employment agreement) or if he leaves the Company without Good Reason (as defined in the employment agreement). The sign-on bonus was nondeductible by the Company for tax purposes. In addition, in connection with the initial term of Mr. Grossman's employment agreement, Mr. Grossman was granted options (the "Initial Options") to purchase an aggregate of 150,000 shares of Common Stock and, on September 14, 1995, in connection with the extension of Mr. Grossman's employment agreement, Mr. Grossman was granted options (the "Additional Options") to purchase an additional 150,000 shares of Common Stock. The Initial Options were granted at an exercise price of $22.50 per share and vested at a rate of 20% per year, commencing on September 1, 1994. The Additional Options were granted at an exercise price of $56.25 and vested at a rate of 20% per year, commencing on September 1, 1998.

     As of January 1, 1998, the Company amended the employment agreement. Under the amended employment agreement, the term of the agreement was modified to extend through September 1, 2000, and the Company was provided with an election to extend the term to September 1, 2004 by giving notice to Mr. Grossman on or before March 1, 2000. In connection with the execution of the January 1, 1998 amendment, on February 23, 1998, Mr. Grossman was granted options (the "New Options") to purchase 1,375,137 shares of Common Stock under the Stock Option Plan and the Initial Options and the Additional Options were canceled. The New Options were granted at an exercise price of $3.11 per share. The New Options vest as follows: 50% of the New Options vested upon their grant, and 25% of the New Options vest on each of March 1, 1999 and March 1, 2000. If the Company elects to extend the term of Mr. Grossman's employment agreement to September 1, 2004, the Company has agreed to grant Mr. Grossman options to purchase additional shares of Common Stock equal to three percent (3%) of the then outstanding shares of Common Stock on a fully diluted basis. The additional options would be granted at an exercise price equal to the then closing sales price per share of the Common Stock on the date that notice of extension of the term is given to Mr. Grossman. The additional options would vest at a rate of 33 1/3% per year, commencing on the first anniversary of the date of grant.

     Under the employment agreement, Mr. Grossman receives an annual salary of $1.0 million and is entitled to an annual bonus (the "Bonus Plan") consisting of five percent (5%) of the Company's Annual Net Profits for the fiscal year ended June 30, 1998 and two and one-half percent (2.5%) of the Company's Annual Net Profits for each fiscal year thereafter during the term (such amount, the "Net Profit Participation"). Mr. Grossman is the sole participant in the Bonus Plan. "Annual Net Profits" are defined in the agreement as net income of the Company for any fiscal year as reflected on the audited financial statements of the Company for such fiscal year prepared in accordance with generally accepted accounting principles applied consistent with past practices and certified by the Company's independent public accountants. A bonus of $215,550 was payable for fiscal 1998.

     If the employment agreement is terminated by the Company other than for cause or the death or disability of Mr. Grossman (or by Mr. Grossman if the Company shall be in material breach of its obligations), the Company is required to pay Mr. Grossman his annual salary (in monthly installments) and the Net Profit Participation that he would have received had the agreement not been terminated, less any compensation and bonuses received by Mr. Grossman from other employers. If Mr. Grossman terminates the employment agreement prior to its second anniversary for other than the Company's material breach, then the Company is required to pay Mr. Grossman an annual salary for a two-year period provided he, among other things, adheres to certain non-solicitation, non-compete and confidentiality provisions contained in the employment agreement.

     The employment agreement also provides that if Mr. Grossman's employment is terminated (with certain exceptions) after a change in control (as described below), Mr. Grossman is to receive a lump sum payment equal to the aggregate annual salary (discounted to present value) that he would have received had his employment agreement not been terminated. A "change in control" is defined to include certain mergers or asset sales; the failure to stand for re-election of a majority of the existing Board of Directors; and the acquisition by any person or group of stock resulting in beneficial ownership of at least the number of shares collectively owned at such time by Josephine Chaus and/or members of her immediate family, affiliates or certain other related parties. In the event of such change in control or the termination of Mr. Grossman's employment for certain specified reasons, any unvested portion of the options shall vest immediately and shall remain exercisable for a period of six months after such date, unless the options are earlier terminated pursuant to the terms of the employment agreement.

     Josephine Chaus. The Company's employment agreement with Josephine Chaus, Chairwoman of the Board, commenced on July 1, 1992 and expired on June 30, 1994. Since such date, she has been employed on the same terms, although without a written agreement. The annual base salary was $390,000 until July 1, 1998. On May 28, 1998, the Compensation Committee increased Ms. Chaus' salary to $525,000 per year, effective July 1, 1998.

     Stuart S. Levy. On July 22, 1998, the Company entered into a employment letter agreement with Stuart S. Levy, Chief Financial Officer and Secretary of the Company. Under the employment letter agreement, Mr. Levy receives an annual salary of $300,000 and is entitled to an annual bonus in the sole discretion of the Board of Directors. In addition, in connection with the execution of Mr. Levy's employment letter agreement, Mr. Levy was granted options, effective September 8, 1998, to purchase an aggregate of 40,000 shares of Common Stock. The options were granted at an exercise price of $2.58 per share and vest at a rate of 25% per year, commencing on September 8, 1999.

     If the employment letter agreement is terminated by the Company other than for cause (including a termination resulting from a change in control), the Company is required to pay Mr. Levy his annual salary for a one-year period. Such obligation will be terminated upon Mr. Levy's acceptance of a position as an employee or consultant with another entity.

     Lynn Buechner. On October 27, 1997, the Company entered into a three-year employment agreement with Lynn Buechner, President of the Company's Nautica Women's Division, which is to be automatically extended for additional one year periods unless either party thereto specifies otherwise. Ms. Buechner is not an executive officer of the Company. The Company paid Ms. Buechner a sign-on bonus of $150,000, portions of which must be paid back to the Company if Ms. Buechner's employment is terminated for cause (as defined in the employment agreement), if she leaves the Company without Good Reason (as defined in the employment agreement), or if she breaches any of the unauthorized disclosure, non-competition or non- solicitation covenants in the employment agreement. In addition, in connection with the execution of Ms. Buechner's employment agreement, Ms. Buechner was granted options, effective February 23, 1998, to purchase an aggregate of 128,617 shares of Common Stock. The options were granted at an exercise price of $3.11 per share and vest at a rate of 20% per year, commencing on February 23, 1999.

     Under the employment agreement, Ms. Buechner receives an annual salary of $400,000 and is entitled to an annual bonus in an amount equal to the greater of (i) two percent (2%) of "Net Sales" (as hereinafter defined) in excess of a target amount of the Company's Nautica Women's Division for each fiscal year of the Company and (ii) $100,000 ("Buechner Net Profit Participation"). For fiscal 1998, the Buechner Net Profit Participation shall be calculated on a pro rated basis. A bonus of $67,123 was payable for fiscal 1998. Each year of the initial three-year term, commencing with the first day of the second year, Ms. Buechner's annual salary shall be increased by $25,000. "Net Sales" for any fiscal year shall mean the Company's Nautica Women's Division sales at standard after discounts, allowances and returns. If the Company's license agreement with Nautica Apparel, Inc. is terminated, materially amended, expires or is not renewed, Ms. Buechner shall be employed by the Company in such executive positions with a division of the Company of reasonably comparable status and responsibilities as may be determined by the Board of Directors, and Ms. Buechner and the Company will establish a bonus arrangement for Ms. Buechner's behalf that is substantially equivalent on an economic basis as the Buechner Net Profit Participation set forth above. If the employment agreement is terminated by the Company other than for cause (including a failure by the Company to extend the employment agreement), the Company is required to pay Ms. Buechner her annual salary for the longer of the remainder of the term and for a one-year period, plus medical and dental benefits for such period. If the employment agreement is terminated by the Company due to the death or disability of Ms. Buechner, the Company is only required to pay Ms. Buechner her annual salary for a one-year period, plus medical and dental benefits for such period.

STOCK OPTION PLAN

     The Company has in effect the Stock Option Plan. As of June 30, 1998, options to purchase an aggregate of 2,616,407 shares had been granted and were outstanding under the Stock Option Plan at an exercise price of $3.11 per share. All options granted during the past three fiscal years were granted at an exercise price at least equal to the market price of the Common Stock on the date of the grant of such options. On October 14, 1998, the closing sales price of the Common Stock on the New York Stock Exchange was $2.31. For a description of options owned by the Named Executive Officers as of June 30, 1998 and options received by such Named Executive Officers during the fiscal year ended June 30, 1998, see "Executive Compensation" above. As of June 30, 1998, the current executive officers as a group had received options to purchase an aggregate of 1,550,162 shares pursuant to the Stock Option Plan, and the current non-employee directors as a group had received options to purchase 38,000 shares pursuant to the Stock Option Plan.

                            DIRECTORS' COMPENSATION

     During the first part of fiscal 1998, directors who were not employees of the Company received a fee of $8,000 per annum, plus a cash fee of $1,000 for each Board of Directors or Committee meeting attended. Effective as of January 1, 1998, the Compensation Committee of the Board of Directors of the Company increased the compensation of non-employee directors to an annual fee of $20,000 for serving on the Board of Directors, plus a cash fee of $1,500 per meeting day.

     In addition to annual fees, pursuant to the Bernard Chaus, Inc. 1986 Stock Option Plan, non-employee directors were granted a one time option to acquire 1,000 shares of Common Stock, exercisable up to 50% one year after the grant and 50% two years after the grant, provided the director was duly elected or re-elected, as the case may be, in the interim. The per share exercise price of any non-incentive stock option was not less than 85% of the fair market value of the Common Stock on the date of the grant. On February 11, 1998, each non-employee director was granted an option to purchase 10,000 shares of Common Stock with an exercise price of $3.11 per share, exercisable up to 25% on each of the first four anniversaries after the grant. In addition, pursuant to the Stock Option Plan, each non-employee director is granted options to purchase 5,000 shares of Common Stock annually on July 1 based on the market price of the Common Stock on the date of grant, exercisable up to 25% on each of the first four anniversaries after the grant.

     The Company has purchased and will maintain a $50,000 term life insurance policy on behalf of each director with the benefits to be paid to each director's designated beneficiary.


                       COMPENSATION COMMITTEE INTERLOCKS

     Philip Barach, S. Lee Kling and Harvey M. Krueger are members of the Compensation Committee of the Board of Directors of the Company, and served as members of the Compensation Committee during fiscal 1998. Mr. Krueger, who also is a member of the Company's Audit Committee, is a Senior Managing Director of Lehman Brothers, which provided certain advisory services to the Company during fiscal 1998 for which it received fees aggregating $250,000 in fiscal 1998. In addition, Lehman Brothers served as managing underwriter to the Company in connection with an underwritten public offering of 575,000 shares of Common Stock (including 75,000 shares of Common Stock to cover over-allotments), which public offering was consummated in November 1995. Mr. Kling, who also is a member of the Company's Audit Committee, serves as Vice Chairman of an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, directors and officers liability, and life insurance). A son of Mr. Kling also is employed by Willis Corroon. The total aggregate premium payments paid to Willis Corroon in respect of such insurance during fiscal 1998 were approximately $285,000.

                         COMPENSATION COMMITTEE REPORT


     Committee. The Compensation Committee establishes and reviews the Company's arrangements and programs for compensating its executive officers, including the Named Executive Officers. The Compensation Committee is composed of Philip Barach, S. Lee Kling and Harvey M. Krueger, none of whom are either officers or employees of the Company.

     Background, Objectives and Philosophy. The Compensation Committee's objective is to establish an over-all compensation program that rewards executives as the Company's net income reaches certain targeted levels and, through the grant of options, as the market price of the Company's Common Stock increases.

     The Compensation Committee believes that there are three principal components which should be included in a compensation program:

     1)  base salary;

     2)  annual cash incentives; and

     3)  stock option incentives.

     Under this approach, the attainment of yearly earnings and other short-term targets is compensated through yearly bonuses under an Incentive Award Plan (the "Incentive Award Plan") and long-term performance of the Company is rewarded through the grant of stock options pursuant to the Stock Option Plan. Unless otherwise provided by the Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a four-year period. This approach is consistent with the Committee's view that incentive programs should be based upon performance and that awards of stock options should ally the economic interests of the Company's officers and other key employees with those of the Company's stockholders.

     Compensation Program Components.

     Base Salary. Base salaries are set at levels that are competitive within the apparel industry. An annual salary adjustment within each applicable position/salary level is determined by evaluating the performance of the individual, including the achievement of numerate and non-numerate objectives, in the context of the financial results of the Company.

     Annual Cash Incentives. Cash incentive awards are based on performance as measured by the Company's net income. The Compensation Committee believes that net income is an appropriate measure of performance because it promotes the achievement of corporate-wide goals. The Company has in effect the Incentive Award Plan in which key employees, other than Josephine Chaus, are eligible to participate. Generally, the Compensation Committee establishes corporate-wide objectives for net earnings each year, the attainment of which serve as the basis for computing annual bonuses. No earnings targets were fixed for fiscal 1998. In the past, individual bonuses for key employees under the Incentive Award Plan have been recommended by management to the Compensation Committee which, in turn, makes the final determination. A portion of each executive's bonus has also been dependent on the achievement of written numerate objectives which are jointly established in advance by each such executive and the Chief Executive Officer. The Compensation Committee may determine to establish earnings targets for future fiscal years.

     Stock Option Plan. The Compensation Committee believes that the use of stock options as the principal basis for creating long-term incentives satisfies the objective of aligning the interests of executive management with those of the Company's stockholders. The Company has in effect the Stock Option Plan pursuant to which the Compensation Committee may grant executives, other than Josephine Chaus, options to purchase Common Stock of the Company. The Company utilizes vesting periods to encourage key executives to continue in the employ of the Company. Unless otherwise provided by the Compensation Committee at the time an option is granted, options granted under the Stock Option Plan vest ratably over a four-year period. Levels of participation in the Stock Option Plan generally vary on the basis of the recipient's position in the Company. In connection with the Company's restructuring program, as an incentive to employees, the Company offered all employees holding options the right to exchange such options for new options at a lower exercise price.

     Compensation of the Chief Executive Officer. Josephine Chaus served as Chief Executive Officer of the Company until Andrew Grossman was hired in September 1994. Since such time she has served as Chairwoman of the Board and member of the Office of the Chairman of the Company. As Josephine Chaus is a controlling stockholder of the Company, the Compensation Committee did not believe there was a need for bonus compensation or stock incentives. As a result, Josephine Chaus did not participate in the Company's bonus program or the Stock Option Plan. The annual base salary provided for in her employment agreement with the Company, which expired in June 1994, was $390,000 or such larger amount as the Compensation Committee shall determine. Although Ms. Chaus's employment agreement is no longer in effect, the Company continues to compensate her at the same rate. During fiscal 1998, Ms. Chaus's annual base salary was not increased above the $390,000 level. For fiscal 1999, Ms. Chaus's annual salary was increased to $525,000. In making this decision, the Compensation Committee took into account cash compensation levels for chief executive officers of similarly situated companies, the successful operations of the Company during fiscal 1998 and the fact that Ms. Chaus had not received any increases in compensation over the past several years.

     Andrew Grossman has served as the Chief Executive Officer of the Company since September 1994. For fiscal 1998, Mr. Grossman was compensated pursuant to the terms of his employment agreement which provides for an annual salary of $1.0 million and an annual bonus of 5% of the Annual Net Profits of the Company. A bonus of $215,550 was payable for fiscal 1998. As of January 1, 1998, the Company amended the employment agreement. Under the amended employment agreement, for fiscal 1999, Mr. Grossman will receive an annual salary of $1.0 million and an annual bonus of 2.5% of the Annual Net Profits of the Company. In connection with the execution of the January 1, 1998 amendment, on February 23, 1998, Mr. Grossman was granted options to purchase 1,375,137 shares of Common Stock under the Stock Option Plan at an exercise price of $3.11 per share and Mr. Grossman's previous options were canceled. The options vest as follows: 50% of the options vested upon their grant, and 25% of the options vest on each of March 1, 1999 and March 1, 2000.

                                            COMPENSATION COMMITTEE
                                            Philip Barach
                                            S. Lee Kling
                                            Harvey M. Krueger

PERFORMANCE GRAPH

     The following Performance Graph compares the total cumulative return (assuming dividends are reinvested) on the Company's Common Stock during the five fiscal years ended June 30, 1998 with the cumulative return on the Standard & Poor's 500 Index and the Standard & Poor's Textiles (Apparel) Index, assuming investment of $100 in each of the above at their closing stock prices on June 30, 1993.

[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF EDGAR FILING.]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG BERNARD CHAUS, INC., THE S&P 500 INDEX
                      AND THE S&P TEXTILES (APPAREL) INDEX



                                    CUMULATIVE TOTAL RETURN
                        -----------------------------------------------
                          6/93    6/94    6/95    6/96    6/97    6/98
                        -------  ------  ------  ------  ------  ------
BERNARD CHAUS, INC.      100.00   53.57  142.86   92.86   30.36    9.82

S & P 500                100.00  101.41  127.84  161.09  216.99  282.43

S & P TEXTILES           100.00   87.43   91.24  114.01  125.80  145.54
(APPAREL)


*    $100 INVESTED ON 6/30/93 IN STOCK OR INDEX-
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING JUNE 30.

                              CERTAIN TRANSACTIONS

JOSEPHINE CHAUS

     Subordinated Debt. The Company had outstanding at June 30, 1997, $26.4 million of subordinated promissory notes payable to Josephine Chaus, certain of which were originally issued on June 30, 1986 and the remainder of which were issued in February and March 1991 (the "Subordinated Notes"). In connection with the Company's November 1995 public offering, Josephine Chaus extended the maturity date of the Subordinated Notes (which were to mature on July 1, 1996) to July 1, 1998. In connection with the Company's January 1998 rights offering (the "Rights Offering"), pursuant to the terms of a conversion agreement dated as of January 29, 1998, the Subordinated Notes, together with the Subrogated Loan (as defined below), were converted by Ms. Chaus into 10,510,910 shares of Common Stock.

     Credit Support. During fiscal 1994, the Company required availability under its working capital credit line with BNY Financial Corporation ("BNYF") in excess of the amount available under its borrowing base formula. To assist the Company, Ms. Chaus provided credit support in the form of a letter of credit (the "Letter of Credit"). In return for the Letter of Credit, BNYF increased the Company's borrowing availability by various amounts as the amount and expiration date of the Letter of Credit were increased and extended, respectively. In return for such credit support, a special committee composed of disinterested outside members of the Board of Directors of the Company (the "Special Committee"), issued to Ms. Chaus warrants (the "1994 Warrants") to purchase an aggregate of 1,216,500 shares of Common Stock of the Company, exercisable through November 22, 1999, at prices ranging between $2.25 and $4.62 per share.

     In February 1995, Ms. Chaus increased the Letter of Credit to $10.0 million and extended its term to October 31, 1995 (the "February 1995 Increase/Extension"). In addition, in February 1995, Ms. Chaus also provided a $5.0 million personal guarantee (the "$5.0 Million Guarantee") to the Company with respect to the BNYF credit facility. In September 1995, Ms. Chaus further extended the term of the Letter of Credit to January 31, 1996 (the "September 1995 Extension"). In consideration of the February 1995 Increase/Extension, the $5.0 Million Guarantee and the September Extension, the Special Committee approved the issuance to Ms. Chaus of warrants (the "1995 Warrants") to purchase an aggregate of 1,580,000 shares of Common Stock at prices ranging between $4.05 and $6.75 per share.

     During fiscal 1996, the Company required additional availability under the BNYF credit facility. To further assist the Company, Ms. Chaus provided additional credit support in the form of an option to further extend the Letter of Credit's expiration date to July 31, 1996 (the "July 1996 Option"). In January 1996, the Company exercised the July 1996 Option to extend the Letter of Credit to July 31, 1996 (the "July 1996 Extension"). In consideration for her provision of the July 1996 Extension, the Special Committee approved the issuance to Ms. Chaus of warrants (the "1996 Warrants") to purchase an aggregate of 682,012 shares of Common Stock at an exercise price of $4.20 per share.

     In connection with a May 1996 amendment to the BNYF credit facility, Ms. Chaus extended the Letter of Credit to January 31, 1997 (the "January 1997 Extension") and additionally provided a collateralized increase of $5.0 million in the $5.0 Million Guarantee to $10.0 million (the "$10.0 Million Guarantee"). In connection with the January 1997 Extension, the Special Committee approved the payment of cash compensation to Ms. Chaus of $100,000 for each three month period of the Letter of

Credit as extended from July 31, 1996 to January 31, 1997. For her provision of the $10.0 Million Guarantee, the Special Committee approved an increase in the amount of cash compensation payable to Ms. Chaus for her guaranty to $100,000 for each three month period of the $10.0 Million Guarantee.

     In connection with a September 1996 amendment to the BNYF credit facility, Ms. Chaus extended the Letter of Credit to July 31, 1997 (the "July 1997 Extension"), increased the amount of the $10.0 Million Guarantee to $12.5 Million (the "$12.5 Million Guarantee") and fully collateralized the $12.5 Million Guarantee. In connection with the July 1997 Extension, the Special Committee approved the payment of cash compensation to Ms. Chaus of $100,000 for each additional three month period of the Letter of Credit as extended from January 31, 1997 to July 31, 1997. For her provision of the $12.5 Million Guarantee, the Special Committee approved an increase in the amount of cash compensation payable to Ms. Chaus for her guaranty to $125,000 for each three month period of the $12.5 Million Guarantee. Such increased amount was paid to Ms. Chaus through January 29, 1998 (on a pro-rated basis).

     Restructuring of Credit Support Provided by Ms. Chaus. Ms. Chaus previously entered into a deposit letter dated July 23, 1997 (the "July Deposit Letter") pursuant to which she provided $10.0 million in cash collateral to secure the BNYF credit facility in substitution for the Letter of Credit. The July Deposit Letter was amended on October 10, 1997 to provide that the $10.0 million in cash collateral would be held as collateral to secure indebtedness under a new BNYF credit facility. On January 23, 1998, in connection with the Rights Offering, such collateral was released and used by Ms. Chaus to purchase shares of Common Stock issuable to her upon the exercise of the rights, in satisfaction of her agreement to exercise her full $10.0 million subscription (the "Purchase Commitment") in connection with the Rights Offering. The Company used the proceeds from the Purchase Commitment to retire $10.0 million of the new BNYF credit facility.

     On October 10, 1997, in substitution for the $12.5 Million Guarantee, she entered into a deposit letter dated July 23, 1997 (the "October Deposit Letter") pursuant to which she provided $12.5 million in cash collateral to secure the new BNYF credit facility. The cash collateral was provided from the proceeds of a loan made by BNYF to Ms. Chaus. In connection with the Rights Offering, on January 29, 1998, pursuant to the terms of a cash collateral deposit release letter, the $12.5 million in cash collateral was released and used to retire $12.5 million of the new BNYF credit facility. As a result of such repayment, the Company became indebted to Ms. Chaus for $12.5 million, and Ms. Chaus subrogated to the rights of BNYF with respect to such loan amount (the "Subrogated Loan"). In connection with the Rights Offering, pursuant to the terms of a conversion agreement dated as of January 29, 1998, the Subordinated Notes and the Subrogated Loan were converted by Ms. Chaus into 10,510,910 shares of Common Stock.

     In connection with the Rights Offering and the Company's restructuring program, Ms. Chaus relinquished, for no value, all of her rights in and to the 1994 Warrants, the 1995 Warrants and the 1996 Warrants.

HARVEY KRUEGER

     Harvey Krueger, a director of the Company and member of its Audit and Compensation Committees, is a Senior Managing Director of Lehman Brothers, which provided certain advisory services to the Company during fiscal 1998 for which it received fees of $250,000 in fiscal 1998. In addition, Lehman

Brothers served as managing underwriter by the Company in connection with the Company's public offering which was consummated in November 1995.

S.  LEE KLING

     S. Lee Kling, a director of the Company and member of its Audit and Compensation Committees, serves as Vice Chairman of an insurance broker, Willis Corroon, from which the Company obtains various insurance policies (i.e., travel, directors and officers liability, and life insurance). In addition, a son of Mr. Kling is employed by Willis Corroon. The total aggregate premium payments paid to Willis Corroon in respect of such insurance during fiscal 1998 were approximately $285,000.


                             SELECTION OF AUDITORS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, independent auditors, as the Company's auditors for the fiscal year ending June 30, 1999. Deloitte & Touche has served as the Company's independent auditors since June 10, 1994. Although stockholder ratification of the selection of Deloitte & Touche LLP is not required, the Board considers it desirable for stockholders to pass upon the selection of auditors.

     It is expected that one or more representatives of Deloitte & Touche LLP will be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of stockholders.

     The Board of Directors recommends a vote for the ratification of the appointment of the auditors. Each proxy received will be voted for the ratification of the appointment of the auditors unless otherwise specified in the proxy.

     Josephine Chaus possesses the power to vote more than 50% of the outstanding shares of the Common Stock. Accordingly, the affirmative vote of Josephine Chaus is sufficient to ratify the appointment of the auditors. Josephine Chaus has advised the Company that she intends to vote all of her shares in favor of such ratification of the appointment.


                       PROPOSALS FOR NEXT YEAR'S MEETING

     Any proposal by a stockholder who intends to be present at the next Annual Meeting of Stockholders must be received by the Company at its offices at 800 Secaucus Road, Secaucus, New Jersey 07094 for inclusion in its proxy statement and form of proxy relating to that Annual Meeting no later than June 24, 1999. Such proposals should be sent to the Secretary of the Company by certified mail, return receipt requested. A proxy will confer discretionary authority to management of the Company to vote on any matter other than matters for which the Company received notice by a stockholder prior to August 8, 1999; provided, however, that if the 1999 Annual Meeting of Stockholders is held prior to October 18, 1999, the Company will notify the stockholders of a revised date for submitting notice to the Company.

                                 MISCELLANEOUS

     The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

     The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. The Board of Directors may use the services of the Company's directors, officers and other regular employees to solicit proxies. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

     Copies of the 1998 Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 1998, are being mailed to the stockholders prior to or simultaneously with this Proxy Statement.

     THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) FOR THE FISCAL YEAR ENDED JUNE 30, 1998 TO EACH STOCKHOLDER WITHOUT CHARGE (OTHER THAN A REASONABLE CHARGE FOR ANY EXHIBIT REQUESTED) UPON WRITTEN REQUEST TO:

     Bernard Chaus, Inc.
     800 Secaucus Road
     Secaucus, New Jersey 07094
         Attention:   Stuart S. Levy
                      Chief Financial Officer and
                      Secretary

                                    [front]

PROXY                                                             COMMON STOCK

                              BERNARD CHAUS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 17, 1998


     The undersigned hereby constitutes and appoints Josephine Chaus and Stuart
S. Levy, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of the Stockholders of BERNARD CHAUS, INC., to be held on November 17, 1998 at 2:30 p.m. at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, mezzanine level, and at any adjournment or postponement thereof, on all matters coming before said meeting.

     IF NO DIRECTIONS ARE GIVEN, PROXIES WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES NAMED UNDER THE CAPTION "TO ELECT DIRECTORS," (II) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY'S FISCAL YEAR ENDING JUNE 30, 1999, AND (III) IN THE DISCRETION OF THE PROXIES NAMED ON THE PROXY CARD WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

     The undersigned acknowledges receipt of the accompanying Proxy Statement dated October 22, 1998.

                                     [back]


1.   TO ELECT DIRECTORS.

          Nominees: Philip G. Barach, Josephine Chaus, Andrew Grossman, S. Lee Kling and Harvey M. Krueger. (Mark only one of the following boxes.)

                      [ ] VOTE FOR all nominees listed to the right, except vote withheld as to the following nominees (if any):

                      [ ]    VOTE WITHHELD from all nominees.

2. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the Company's fiscal year ending June 30, 1999:

                      [ ]  FOR           [ ]  AGAINST             [ ] ABSTAIN

3. At their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.



                                       Date:_____________________________, 1998

                                       ----------------------------------------

                                       ----------------------------------------
                                              Signature of Stockholder(s)

                                       (When signing as attorney, trustee,
                                       executor, administrator, guardian,
                                       corporate officer, etc., please give
                                       full title. If more than one trustee,
                                       all should sign. Joint owners must each
                                       sign.)

                                       PLEASE DATE AND SIGN EXACTLY AS NAME
                                       APPEARS ABOVE.

                                       I plan [ ] I do not plan [ ]
                                       to attend the 1998 Annual Meeting of
                                       Stockholders.

                                    [front]

PROXY                                                             COMMON STOCK

                              BERNARD CHAUS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 17, 1998

          The undersigned hereby directs CHASE MANHATTAN BANK, Corporate Trustee under the Bernard Chaus, Inc. Corporate Trust which was established to aid in the execution of the Bernard Chaus, Inc. Employee Savings Plan (the "Plan") to vote all of the undersigned's pro rata share of Bernard Chaus, Inc. Common Stock held by the Corporate Trustee under the Plan, at the Annual Meeting of the Stockholders of BERNARD CHAUS, INC. to be held on November 17, 1998 at 2:30 p.m. at the Rihga Royal Hotel, 151 West 54th Street, New York, New York, Winter Garden Room, mezzanine level, and at any adjournment or postponement thereof, on all matters coming before said meeting.

     IF NO DIRECTIONS ARE GIVEN, PROXIES WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES NAMED UNDER THE CAPTION "TO ELECT DIRECTORS," (II) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY'S FISCAL YEAR ENDING JUNE 30, 1999, AND (III) IN THE DISCRETION OF THE PROXIES NAMED ON THE PROXY CARD WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

     The undersigned acknowledges receipt of the accompanying Proxy Statement dated October 22, 1998.

                                     [back]

1.   TO ELECT DIRECTORS.

                      Nominees: Philip G. Barach, Josephine Chaus, Andrew Grossman, S. Lee Kling and Harvey M. Krueger. (Mark only one of the following boxes.)

                      [ ] VOTE FOR all nominees listed to the right, except vote withheld as to the following nominees (if any):

                      [ ]    VOTE WITHHELD from all nominees.

2. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the Company's fiscal year ending June 30, 1999:

                      [ ]  FOR           [ ]  AGAINST             [ ] ABSTAIN

3. At their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.


                                        Date:____________________________, 1998

                                       ----------------------------------------

                                       ----------------------------------------
                                            Signature of Stockholder(s)

                                       (When signing as attorney, trustee,
                                       executor, administrator, guardian,
                                       corporate officer, etc., please give
                                       full title. If more than one trustee,
                                       all should sign. Joint owners must each
                                       sign.)

                                       PLEASE DATE AND SIGN EXACTLY AS NAME
                                       APPEARS ABOVE.

                                       I plan [ ] I do not plan [ ]
                                       to attend the 1998 Annual Meeting of
                                       Stockholders.